Exhibit 10.1

AGREEMENT AND AMENDMENT

TO EMPLOYMENT AGREEMENT

This Agreement and Amendment (“Agreement”) dated this 13th day of September 2006 (“Effective Date”) between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Wayne Wielgus (“Employee”), sets forth certain terms and conditions governing the employment relationship between Employee and Employer and amends that certain Employment Agreement dated August 18, 2000 (“Employment Agreement”).

In consideration of the mutual covenants and promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. This Agreement shall commence on the Effective Date and shall continue for a period of six months (“Initial Term”) and shall automatically renew for successive six- month periods (each a “Renewal Term” which together with the Initial Term shall be the “Term”), unless Employer gives Employee written notice at least thirty (30) days before the end of the then current Term that it elects not to renew. The termination of this Agreement shall not be deemed a termination of the Employment Agreement.

2. Amendment to Employment Agreement. During the Term of this Agreement, the following provisions of the Employment Agreement shall be deemed superseded by the terms of this Agreement and of no force or effect: the last sentence of Section 7(a) and Section 7(b). Also, the first sentence of Section 1 shall be amended to read: “hereby employs Employee as Executive Vice President,” and the last sentence of Section 1 shall be amended to read: “Employee reports directly to Employer’s President and COO.” In addition, the first sentences of Section 3 (a), (b) and (c) shall be amended to reflect (a) a base salary of $373,000; (b) an incentive bonus of 55%, and (c) an automobile allowance of $1,000.

3. Severance. If during the Term, Employee is Constructively Terminated (as defined in Section 7(c) of the Employment Agreement), the following shall apply:

(a) Such termination shall not be effective until the date which is six (6) months from the date that Employer gives Employee written notice of the termination (“Transition Period”). During the Transition Period, the Employee will continue to provide services to Employer to such extent as Employer requires.

(b) At the end of the Transition Period, Employee shall be entitled to severance equal to 18 months (“Severance Period”) of pay equal to Employee’s base salary as of the termination date, less standard withholdings for federal, state and local taxes. Such amount shall be paid in bi-weekly installments in accordance with Employer’s payroll practices.

(c) Employee shall also be paid an amount equal to any bonuses that are paid out to Employer’s executives during the Severance Period that Employee would have been entitled to if his employment had not been terminated. Such bonuses shall be paid out based solely on earnings per share performance. Payment of such bonuses shall be made at such time as Employer’s officers are paid their bonuses.

(d) During the Severance Period, all stock options and restricted stock awards outstanding on the Termination Date shall continue to vest and be exercisable. Employee acknowledges that he shall not be entitled to new stock option or restricted stock grants during or after the Severance Term.

(e) During the Severance Period, Employer will pay all premiums for supplemental executive life insurance. At the conclusion of the Severance Period, Employer, at Employee’s request, shall assign the supplemental life insurance policy to Employee if permissible under the policy.

(f) During the Severance Period, Employee is entitled to continue to receive medical and dental benefits and Employee may continue deductions for medical and dental benefits, and Employee consents to the customary deductions for such benefits from the payments under Section 3(b). Employer will continue to pay employer contributions to Employee’s medical and dental benefits during the Severance Period. Employer will stop optional deductions for items such as retirement plans with Employee’s last paycheck for regular hours worked through the Transition Period. Employee will be eligible for COBRA benefits after the Severance Period ends in accordance with and to the extent required by applicable law.

(g) Payment of amounts under Sections 3(b) and 3(c) are subject to Employee executing Employer’s standard employment release (copy attached hereto). Additionally, if required by IRS regulations, the payment of amounts under Sections 3(b) and 3(c) shall be deferred for a period of six months from Employee’s last day of employment, at which time Employee will be paid a lump sum amount for the six month period and bi-weekly payments shall then commence for the remainder of the severance period.

4. All provisions of the Employment Agreement not amended hereby remain in full force and effect.

5. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland. without reference to its conflicts of law principles.

6. This Agreement, together with the Employment Agreement, represents the entire agreement of the parties, and supersedes all other agreements, discussions or understandings, concerning its subject matter. This Agreement may only be modified by a written document signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Michael J. DeSantis
Michael J. DeSantis
Senior Vice President

Employee:

/s/ Wayne W. Wielgus
Wayne Wielgus

Form of Release

This Release (“Release”) dated as of                                         , is made by Wayne Wielgus (“Employee”) in favor of Choice Hotels International Services Corp. (“Choice”).

WHEREAS, Employee and Choice have previously entered into that certain Agreement and Amendment to Employment Agreement dated September     , 2006 (“Agreement”) under which certain benefits are conditioned upon Employee executing this Release.

NOW, THEREFORE, in consideration of the promises contained in this Release, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree:

1. Employee agrees to irrevocably and unconditionally release Choice, Choice Hotels International, Inc. and their associates, owners, and subsidiaries and any of their related companies, divisions, subsidiaries, affiliates, predecessors, successors, heirs and assigns and each of their respective officers, directors, shareholders, partners, employees, agents, insurers, lawyers, representatives, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the date of this Agreement arising out of, based on, or relating to the hire, employment, termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1954, as amended), from any and all claims or demands Employee may have based on Employee’s employment with Choice or the separation from that employment (“Claims”). The Claims which Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1991; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other federal, state or local laws or regulations prohibiting employment discrimination. Employee also releases Claims for wrongful discharge, compensation and benefits, expenses, bonuses, or any other employee rights or benefits, or any other actions sounding in tort or contract relating to Employee’s employment and termination from Choice. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.

2. Lawsuits. Employee promises never to file a lawsuit, claim, administrative proceeding or agency action (collectively “Lawsuit”) asserting any Claims that are released in this Release. Employee agrees to withdraw with prejudice all Lawsuits, if any, Employee has filed against any Choice Releasee with any agency or court. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid court order or subpoena. Employee agrees not to make derogatory remarks about any Choice Releasee. Employee agrees to assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests and at Choice’s expense. Likewise, Choice will not file a Lawsuit nor assist another in doing so against Employee except for any Lawsuits involving Employee’s fraud or dishonesty, or unless compelled to do so pursuant to a valid court order or subpoena.

3. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release. Choice encourages Employee to consult with an attorney before signing this Release; whether to do so is Employee’s decision. If Employee wishes to sign this Release and thereafter be eligible to receive the severance under the Agreement, Employee must deliver both fully executed originals of this Release (including witness signature), to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, Senior Vice President—Administration, no later than the close of business on the 21st day after Employee receives this Release. Employee’s failure to deliver timely the executed Release will nullify the Agreement, and Employee will not be entitled to receive the severance benefits set forth in the Agreement.

4. Revocation of Release. Employee may revoke this Release within 7 days after signing it. If Employee wishes to revoke this Release after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention: Senior Vice President—Administration. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release. If Employee revokes this Release, it shall not be effective or enforceable and Employee will not receive the severance benefits under the Agreement.

5. Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, any Lawsuit must be brought exclusively in the courts for Montgomery County, Maryland. Employee and Choice voluntarily submit to this jurisdiction.

6. Binding. Employee agrees and acknowledges this Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

7. Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Employee

Wayne Wielgus